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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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Filed by a Party other than the Registrant [ ]

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
[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                          Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
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                            ALPHA MICROSYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 18, 1998




DEAR ALPHA MICROSYSTEMS SHAREHOLDER:

        By now you should have received a copy of our 1998 Annual Report, along with the Proxy Statement and the card used for voting your shares of Alpha Micro stock. Although this is a very long and comprehensive proxy, your understanding and approval of these proposals are vital to our continued growth and future profitability.
        I would like to take this opportunity to share with you some of the significant and exciting events that have occurred since I completed the Chairman's letter for the Annual Report last month.
        Our most recent event was our announcement of AC Spotlight, a technology developed by our AlphaCONNECT(R) division in collaboration with Microsoft Corporation. We have been working with a division of Microsoft to develop software to expand the functionality of their executive management intranet. The marketing value of Microsoft approving Alpha Micro to provide a knowledge management solution and becoming the first customer for this product should be very significant to our future success in this fast growing market.
        Second, we have consummated our purchase of Delta CompuTec Inc. (DCI) -- the largest acquisition to date in our IT Services division. This acquisition, along with smaller acquisitions made earlier in the year and our continued internal sales growth, provides our company with a projected annualized service revenue increase of more than 100 percent in FY 1999 compared to FY 1998.
        Most recently, our IT Services division signed an agreement with Ingram Micro, a worldwide, multi-billion dollar distributor of computer-related products, to provide warranty services and support for certain products for Ingram's resellers in North America. This agreement is expected to provide initial annualized revenues of over $3 million which would represent the single largest order ever received by our IT Services division. This will also provide us with an invaluable marketing advantage as we pursue service contracts from other prominent companies.


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        The most significant development in this short time period and for our company's long-term future, is the first round of financing from ING Equity Partners II, L.P. (ING). This initial funding enabled us to consummate our acquisition of DCI, and ING's sterling reputation and our association with them was a key factor in closing the Ingram Micro order. We expect that the "equity sponsorship" of ING, a well-known and well-respected New York based private equity firm, will continue to be a significant contributor in the achievement of our future goals for revenue growth and profitability.
         I am sure you are aware of the heavy daily trading volume of our stock. I believe this increased trading volume is a clear indication of the high level of interest in Alpha Micro by the financial community. This high interest level is also an important element in both maintaining our current shareholder base and recruiting new investors, as well as attracting new senior level employees who will ultimately be key to the Company's long-term success.
        Unquestionably, an important contributor to our increased stock activity is our AlphaCONNECT Internet technology division. Although our involvement in the explosive Internet market has not yet generated substantial revenue, it has provided considerable recognition from various industry leaders, which has led to a number of promising opportunities, of which Microsoft is the first significant one to be announced. Should these opportunities materialize, our ability to keep and attract key personnel and to have adequate working capital will be vital.
        I urge all of our shareholders to carefully review the proposals in the Proxy Statement, and I strongly recommend that you vote in favor of all proposals. The additional financing from ING and the increase in our authorized Capital Stock will enable us to strengthen our financial position, which will be critical to the Company's continuing growth. Additionally, your approval to establish the 1998 Stock Option and Award Plan is essential to keep and attract long-term, talented personnel integral to our future success. For your convenience, we have included an additional Proxy Card. If you have not already voted, please sign, date and return the enclosed Proxy Card today in the envelope provided. Your vote is important to us, no matter how many or how few shares you may own.
        Once again, I thank you for your support and look forward to bringing you continued good news.

Sincerely,



Douglas J. Tullio
Chairman, President and Chief Executive Officer